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                                                                      EXHIBIT 23

                [ELLIOTT, DAVIS & COMPANY, L.L.P. APPEARS HERE]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-3628) pertaining to the 1987 Stock Option Plan and the 1995 Stock Option Plan of Union Financial Bancshares, Inc. and in the Registration on Form S-3 (No. 333-35319) pertaining to the Dividend and Stock Purchase Plan of Union Financial Bancshares, Inc. of our report dated October 29, 1999, with respect to the consolidated financial statements of Union Financial Bancshares, Inc. and subsidiary incorporated by reference in the Annual Report on Form 10-KSB for the year ended September 30, 1999.



                              /s/ Elliott, Davis & Company, L.L.P.


December 20, 1999
Greenville, South Carolina